Exhibit 2.1

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment to Membership Interest Purchase Agreement (this “Amendment”) is made and entered into as of October 30, 2015, by and among The Providence Service Corporation, a Delaware corporation (“PSC”), Ross Innovative Employment Solutions Corp., a Delaware Corporation (“Ross”, and together with PSC, each a “Seller” and together, the “Sellers”), and Molina Pathways, LLC, a Delaware limited liability company (“Buyer”) as assignee of all rights and obligations of Molina Healthcare, Inc., a Delaware corporation (“Molina”).

WHEREAS, the Sellers and Molina entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of September 3, 2015;

WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated as of October 29, 2015, by and between Molina and Buyer, Molina assigned all of its rights and obligations under the Purchase Agreement to Buyer;

WHEREAS, the Sellers and Buyer have agreed, pursuant to Section 10.5 of the Purchase Agreement, to amend the Purchase Agreement as provided in this Amendment; and

WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto hereby agree as follows:

1.             Certain Intercompany Obligations. Notwithstanding anything to the contrary in the Purchase Agreement, no Intercompanies between or among the Acquired Companies arising in the ordinary course of business consistent with past practice on or after October 15, 2015 through the Closing will be taken into account when determining Indebtedness of the Acquired Companies, the Estimated Purchase Price, Purchase Price or Final Purchase Price.

2.             Defined Terms: Any reference to the defined term “Real Property Representations” in the Purchase Agreement is hereby amended and restated to read in its entirety as “Real Estate Representations”.

3.             No Other Amendments: Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the Purchase Agreement shall continue in full force and effect.

4.             Entire Agreement: This letter agreement and the Purchase Agreement together superseded any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and thereof and contain the entire agreement of the parties hereto relating to the subject matter hereof and thereof.

5.             Incorporation of Miscellaneous Provisions: This letter agreement shall be subject to the miscellaneous provisions contained in Article 10 of the Purchase Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

6.             Counterparts: This letter agreement may be executed in two or more counterparts (including by means of facsimile or .pdf signature pages), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ James M. Lindstrom
	Name:	James N. Lindstrom
	Title:	CEO

ROSS INNOVATIVE EMPLOYMENT SOLUTIONS CORP.

By:	/s/ David Shackelton
	Name:	David Shackelton
	Title:	CFO

MOLINA PATHWAYS, LLC

By:	/s/ Terry Bayer
	Name:	Terry Bayer
	Title:	Manager

[Signature Page to Amendment to Membership Interest Purchase Agreement]